Exhibit 99.1

              SONO-TEK NAMED AVERILL HARRIMAN EXPORTER OF THE YEAR

    MILTON, N.Y., May 5 /PRNewswire-FirstCall/ -- Sono-Tek Corporation (OTC Bulletin Board: SOTK) the world's leader in ultrasonic spray nozzle technology, announced today that they had won an Averill Harriman International Trade Award as Exporter of the Year in the under $10 million category. The award was presented to Sono-Tek's President and CEO, Dr. Christopher L. Coccio, Ph.D. at an awards ceremony held May 3rd in Newburgh, New York. Companies from six counties in the Hudson Valley were eligible.

    Dr. Coccio stated "Sono-Tek has been selling products internationally for almost 30 years. Beginning in 1993, we focused our marketing on the Mexican electronics market and engaged Mexican sales representatives. We were able to establish an export business that concentrated on the introduction of our spray fluxing equipment into wave solder machines being purchased for circuit board assembly in Mexico. With the NAFTA Agreement, export sales expanded as many of the Company's US customers in the automobile and consumer electronics markets moved their assembly operations to Mexico.

    Over the past few years, we began to expand our foreign customer base outside of Mexico primarily in the Far East and Europe. Our focus has been to sell not only to the electronics assembly industry, but also for applications in other industries, where our unique technology brings benefits. These applications include coating arterial stents; apply thin coating onto wide webs of plate glass, and several other applications. These new products have account-ed for an overall increase in sales from $3.5 million last year to almost $6 million this year, and the export content has increased from 20+ percent to over 40 percent this year."

    Further he stated, "More recently we have expanded our sales and marketing efforts into former Soviet Bloc eastern European countries and have thus far met with enthusiastic responses"

    Dr. Coccio noted the assistance provided to Sono-Tek over the past several years by the Ulster County Development Corporation, NYS Empire State Development, and the US Department of Commerce in facilitating its technology and export growth.

    For further information, contact Dr. Christopher L. Coccio, President and CEO at 845-795-2020, or visit our website at http://www.sono-tek.com.

    This press release contains forward looking statements regarding future events and the future performance of Sono-Tek Corporation that involve risks and uncertainties that could cause actual results to differ materially. These factors include, among other considerations, general economic and business conditions; political, regulatory, competitive and technological developments affecting the Company's operations or the demand for its products; timely development and market acceptance of new products; adequacy of financing; capacity additions and the ability to enforce patents. We refer you to documents that the company files with the Securities and Exchange Commission, which includes Form 10-KSB and Form 10-QSBs containing additional important information.

SOURCE  Sono-Tek Corporation
    -0-                             05/05/2005
    /CONTACT: Christopher L. Coccio, President and CEO, Sono-Tek Corporation, +1-845-795-2020/
    /Web site:  http://www.sono-tek.com